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                                                                    EXHIBIT 21.1

The subsidiaries of ISE Labs, Inc. are as follows:

Digital Testing Services, Inc., a California corporation

ISE Technology, Inc., a California corporation

ISE Labs Hong Kong Limited, a Hong Kong Company